Exhibit 99.1

PennyMac Mortgage Investment Trust Announces

Scott Sauer Joined Its Board of Trustees

Westlake Village, CA, June 16, 2026 – PennyMac Mortgage Investment Trust (NYSE: PMT) announced today the appointment of Scott Sauer to its Board of Trustees. Mr. Sauer brings more than three decades of sophisticated financial sector experience to the role.

“Scott’s extensive background steering large-scale institutional financial leadership will bring a valuable perspective to PMT,” said David Spector, Chairman and CEO at PMT. “We are pleased to welcome him to the Board of Trustees where his expertise in corporate governance and financial strategy will make him a strong addition as we continue to drive long-term value for our shareholders.”

Mr. Sauer joins the Board following a distinguished 30-year career in financial management and corporate advisory. He spent nearly two decades as an audit partner at Deloitte & Touche LLP, where he specialized in navigating complex financial transformations, public offerings, and mergers for clients across the banking, fintech, and asset management sectors. In addition to his executive career, Mr. Sauer serves on the Board of Directors for the West Point Association of Graduates, lending his leadership as Chair of both the Audit and Compensation Committees, and as Vice-Chair of the Finance Committee. He is licensed Certified Public Accountant (CPA) and holds a Directorship Certification from the National Association of Corporate Directors (NACD.DC). Mr. Sauer earned his B.S. from the United States Military Academy at West Point and an MBA from Seattle University.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media	Investors
Kristyn Clark	Kevin Chamberlain
mediarelations@pennymac.com	Isaac Garden
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